Exhibit 99

Media Contact:

Tim Sommer

(314) 573-2571

timothy.sommer@graybar.com

Dennis DeSousa Elected to Graybar's Board of Directors

ST. LOUIS, September 10, 2020 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, today announced the election of Dennis E. DeSousa to its Board of Directors.

Dennis was recently appointed to the position of Senior Vice President and General Manager, a role in which he has responsibility for all of Graybar’s districts and certain subsidiaries. He first joined Graybar in 1981 as a quotations specialist and advanced through positions in field sales and business management before taking on senior leadership roles in sales, marketing, strategic planning and business leadership. Dennis holds a bachelor’s degree in finance from California Polytechnic State University at San Luis Obispo.

“Dennis is an exceptional leader with a remarkable track record of results,” said   Kathleen M. Mazzarella, chairman, president and chief executive officer of Graybar. “With his broad business background and extensive leadership experience,  Dennis will provide wise counsel and strategic insights that are vital to our company’s future. I congratulate him and look forward to serving with him as a member of Graybar’s Board of Directors.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of 288 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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